Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga (302) 897-0668 or kanaga_tiffany@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports Third Quarter 2020 Results

•	Revenue in the third quarter was $889.6 million, comprised of $694.0 million from the legacy Elanco portfolio and $195.6 million from the legacy Bayer Animal Health portfolio.

•	Gross margin was 50.3% on a reported basis and 54.2% on an adjusted basis, benefiting from the addition of the Bayer Animal Health portfolio as well as continued productivity improvements.

•	Earnings per share (EPS) was $(0.29) (reported), or $0.13 (adjusted).

•	Integration and synergy capture are on track, with initial actions announced in the third quarter expected to generate at least $100 million in annual savings.

•	Fourth quarter 2020 revenue is expected to be between $1,020 and $1,060 million.

GREENFIELD, Ind. (November 6, 2020) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the third quarter of 2020 and provided guidance for the fourth quarter of 2020. The results reflect the inclusion of the Bayer Animal Health business that Elanco acquired on August 1, 2020.

"In the third quarter, Elanco executed with discipline and urgency to deliver on our stated expectations for the quarter, achieving results at the high end of our guidance while bolstering our competitive position amid lingering pandemic headwinds in our Farm Animal business," said Jeff Simmons, president and chief executive officer at Elanco. "We closed the industry's largest acquisition and moved with speed and decisiveness to integrate the Bayer Animal Health business and announce at least $100 million in actions toward our synergy target. Our IPP strategy is working through a combined portfolio and greater access to the world's animals, a pipeline that is progressing, and a productivity agenda that continues to support gross margin expansion. We closed the quarter as a stronger enterprise, driving sustainable, long term value creation for shareholders and society."

Operations

The Bayer Animal Health transaction closed on August 1, 2020, at which time various divestitures were also completed. Bayer Animal Health products contributed revenue of $195.6 million in the approximately seven weeks of invoicing during the third quarter. As anticipated, the Bayer Animal Health portfolio experienced the reversal of the retailer stock-in, created by the pandemic trends and anticipation of IT system blackout periods around closing. Globally, Seresto added $20 million and the Advantage family added $55 million in revenue in the quarter.

While the pet health industry recovery continues, the COVID-19 pandemic pressured global economies and agriculture. As expected, Elanco's business was negatively impacted in the third quarter by an estimated $35 million, primarily in the Farm Animal business. Although improvements were made in reducing the backlog of animal processing in the U.S. livestock industry, unfavorable macroeconomic conditions and reduced consumption trends pressured prices and producer profitability in both poultry and aqua, impacting Elanco's international business. Despite these near term headwinds, poultry and aqua remain important growth drivers for Elanco over the long term.

Innovation Approvals

Elanco received European Commission approval for Increxxa, a product for bovine and swine respiratory disease, which will be a valuable addition to the company's Farm Animal portfolio. Additionally, the U.S. Food and Drug Administration has approved Elura, a weight loss management treatment for cats with chronic kidney disease, expanding Elanco's feline offerings while addressing an unmet need in an increasingly common condition as cats age. The company has received approval for four out of the at least five launch equivalents that are expected to enter the marketplace before the end of 2021.

Value Capture

On September 30, 2020, Elanco announced initial restructuring actions to drive synergies from the Bayer Animal Health acquisition. As part of this effort, the company announced its intent to eliminate more than 900 positions across nearly 40 countries, primarily in Sales and Marketing, but also R&D, Manufacturing and Quality, and back office support. These actions have begun to reduce duplication, drive efficiency, and optimize the company’s footprint across geographies. The cost savings from this announcement of at least $100 million are expected to annualize by the second half of 2021. Elanco remains on track to deliver $275 million to $300 million in cost synergies, with the first two-thirds coming in the first 30 months post-acquisition.

Working Capital and Balance Sheet

Elanco continues to drive improvements in net working capital and balance sheet leverage. In the third quarter, days sales outstanding improved sequentially, standing at 67 days vs. the peak of 103 days in the first quarter of 2020. As announced at the end of the quarter, the company has started repayment against the Term Loan that funded the Bayer Animal Health acquisition, with $100 million repaid on September 25, 2020. As of September 30, 2020, cash and cash equivalents were $659.9 million.

2020 remains a uniquely cash heavy year as a result of the stand up of the independent Elanco ERP system and IT infrastructure, the execution of the acquisition, and the build of the requisite ERP infrastructure for the Bayer Animal Health business. The company now estimates that total cash cost for the independent company stand up will be in the range of $280 to $320 million, net of certain real estate dispositions and employee benefit changes. The increase compared to the prior expected range of $240 to $290 million primarily reflects higher costs to execute local country IT infrastructure deployment and transitions as a result of pandemic related travel restrictions and protocols, as well as increased site cutover expenses and additional scope costs. The company still anticipates the completion of the ERP system and necessary IT infrastructure transitions by the previously communicated timeline of the first quarter of 2021. Additionally, as shared in the pro forma financials in the 8-K filing on October 15, 2020, the company capitalized approximately $72 million for the ERP infrastructure supporting the Bayer Animal Health business.

Healthy Purpose 2030 Sustainability Commitments

On October 27, 2020, Elanco announced its first sustainability commitments, just two years after becoming an independent company. The decade-long commitments support the United Nations Sustainable Development Goals (SDGs), address societal challenges, and underscore Elanco’s role in improving the health of animals, which also improves the health of people and the planet. The Protein, Planet, and Pet Pledges aim to provide improved access to nutritious protein, reduce the company’s and customers’ footprint on the planet, and help support more healthy pets that in turn support people’s wellbeing.

"Business can be a unique force for good, and at Elanco, we believe we have the opportunity and responsibility to help tackle key societal challenges," said Jeff Simmons, president and CEO at Elanco. "Elanco's Healthy Purpose sustainability commitments, the first of its kind in the animal health industry, advances the world’s wellbeing while supporting and strengthening our own business. It all starts with a healthy, strong enterprise driven by the growth, innovation, and margin expansion agenda against which we are executing. Through these efforts, Elanco is focused on creating value for our customers, employees, shareholders, and society as a whole.”

Elanco's Healthy Purpose Sustainability Commitments are detailed on the company's website at www.elanco.com.

Third Quarter Reported Results:

In the third quarter of 2020, total revenue was $889.6 million, an increase of 15 percent, or an increase of 16 percent without the impact of foreign exchange rates, compared with the third quarter of 2019. Revenue excluding Contract Manufacturing was $873.5 million, an increase of 17 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, was 50.3 percent, a decline of 300 basis points as compared with the third quarter of 2019. Total operating expense was $365.8 million, an increase of 40 percent compared with the third quarter of 2019, driven by costs from the Bayer Animal Health acquisition. Tax benefit was $74.0 million in the third quarter of 2020. Net loss for the third quarter of 2020 was $135.0 million, or $(0.29) per diluted share, compared with net income of $10.0 million, or $0.03 per diluted share, for the same period in 2019.

Pet Health Disease Prevention revenue increased 43 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $99.7 million. The decline in the legacy Elanco business was driven by an unfavorable comparison to the prior period which included an initial stocking for a new customer agreement and a full quarter of revenue for products that were divested during the third quarter of 2020, partially offset by price growth across the portfolio and higher volume from newer generation parasiticide products, primarily Credelio.

Pet Health Therapeutics revenue increased 18 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $13.5 million and to a lesser extent price. Growth in the legacy Elanco business was driven by pricing benefits across the portfolio, partially offset by an unfavorable comparison to the prior period which included an initial stocking for a new customer agreement and a full quarter of revenue for products that were divested during the third quarter of 2020.

Farm Animal Future Protein & Health revenue decreased 5 percent for the quarter, driven by lower volume and, to a lesser extent, unfavorable impact from foreign exchange rates, partially offset by an increase in price for legacy Elanco despite the addition of Bayer Animal Health product revenue of $15.9 million. Legacy Elanco revenue declined as a result of lower levels of demand in certain markets due to the negative impact of the COVID-19 pandemic on poultry and aqua consumption, production, and profitability as well as an unfavorable comparison to the prior period as a result of the sellout of the remaining inventory of a product that was phased out in China.

Farm Animal Ruminants & Swine revenue increased 10 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $61.0 million, partially offset by an unfavorable impact from foreign exchange rates and decreased price. Legacy Elanco revenue declined due to lower demand driven by the negative impact of the COVID-19 pandemic on global protein markets, generic competition, and an unfavorable comparison to the prior period as a result of lower sales from the commercial agreement for Posilac. This was partially offset by increased demand in China's swine market with favorable producer economics and positive efforts to repopulate herds impacted by African Swine Fever in 2019.

Contract Manufacturing (formerly Strategic Exits) represents contract manufacturing relationships which are not long-term value drivers for the company. Contract Manufacturing revenue decreased 13 percent in the quarter, and represented 2 percent of total revenue, including $5.5 million from the addition of Bayer Animal Health products.

Gross profit was $447.8 million, or 50.3 percent of revenue, in the third quarter of 2020 compared with $410.9 million, or 53.3 percent, for the third quarter of 2019. Gross margin as a percent of revenue declined 300 basis points, primarily due to amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health more than offsetting the benefit from the inclusion of the acquired gross profit and continued improvements in manufacturing productivity and price. Gross margin also reflected benefit from Elanco having a higher utilization of its manufacturing plants in the quarter, with higher levels of inventory on Elanco's balance sheet in anticipation of Elanco's ERP system cutover that is expected in the first quarter of 2021 as the company exits the Eli Lilly ERP environment.

Total operating expenses increased $103.6 million to $365.8 million in the third quarter of 2020 compared with the third quarter of 2019. Marketing, selling and administrative expenses increased $85.4 million to $277.7 million, as a result of the inclusion of expenses supporting Bayer Animal Health and the shift of certain marketing expenses from the second quarter into the third quarter of 2020, partly offset by reduced travel expenses. Research and development expenses increased $18.2 million to $88.1 million, or 10 percent of revenue, as a result of the inclusion of the Bayer Animal Health business.

Amortization of intangibles increased $44.9 million to $95.6 million in the third quarter of 2020 as compared with the third quarter of 2019. Asset impairment, restructuring, and other special charges increased to $262.2 million in the third quarter of 2020 from $77.2 million in the third quarter of 2019. Charges recorded in the third quarter of 2020 include costs primarily related to our integration efforts, as well as external costs related to acquiring businesses, including Bayer Animal Health, costs necessary to stand up our organization as an independent company, and charges related to previously announced restructuring activities.

Net interest expense was $48.1 million in the third quarter of 2020, compared with $18.7 million in the third quarter of 2019, reflecting the increased debt the company took on at the close of the Bayer Animal Health acquisition. Other net income of $114.9 million was recorded in the third quarter of 2020, compared with expense of $14.6 million in the third quarter of 2019. Other income recorded in the third quarter of 2020 primarily consisted of gains on the sales of Osurnia®, Capstar®, Standguard®, Vecoxan®, and other minor products.

Third Quarter Consolidated Non-GAAP Results:

Third quarter adjusted gross margin, as a percent of revenue, increased 90 basis points, to 54.2 percent compared with the third quarter of 2019. Adjusted net income for the third quarter of 2020 was $60.3 million, compared with $111.7 million in the third quarter of 2019. Adjusted net income in the third quarter of 2020 excludes the net impact of $195.3 million of asset impairment, restructuring and other special charges, amortization of inventory fair value adjustments and the amortization of intangible assets, net of the impact from taxes. The decline in adjusted net income is driven by increased operating expenses as a result of the acquisition of the animal health business of Bayer and increased interest expense more than offsetting increased revenue and gross profit. Adjusted EPS in the quarter was $0.13 per share. Adjusted EBITDA was $148.1 million in the third quarter of 2020, which represents 16.6 percent of total revenue compared with $170.3 million and 22.1 percent for the third quarter of 2019, respectively.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

Financial Guidance

For the fourth quarter of 2020, Elanco total revenue is expected to be between $1,020 and $1,060 million. Core revenue, excluding Contract Manufacturing, is expected to be between $985 and $1,025 million, including our estimate of approximately $20 to $30 million in COVID-19 related headwinds and a headwind of approximately $20 million as a result of products that have been divested from legacy Elanco.

Webcast & Conference Call Details

Elanco will host a webcast and conference call at 8:00 a.m. Eastern today, during which company executives will review financial and operational results, discuss fourth quarter of 2020 guidance, and respond to questions from analysts. Investors, analysts, members of the media, and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event in the same location on the company's website.

About Elanco

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the integration of Bayer Animal health, expected synergies and cost savings, product launches, reduction of debt, independent company stand-up costs and timing, expectations around our sustainability commitments, the impact of the COVID-19 pandemic on our business, our 2020 fourth quarter outlook, our expected compliance with debt covenants, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from innovation or generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in food animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the coronavirus (COVID-19) global health pandemic;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	an outbreak of infectious disease carried by food animals;

•	the success of our R&D and licensing efforts;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer);

•	the impact of the COVID-19 global health pandemic on our ability to achieve the anticipated revenue, earnings, accretion and other benefits associated with the acquisition of the animal health business of Bayer;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	disruption in our supply chain due to manufacturing issues experienced by our contract manufacturers;

•	consolidation of our customers and distributors;

•	the impact of increased or decreased sales to our channel distributors resulting in higher or lower inventory levels held by them in advance of or trailing actual customer demand, which could lead to variations in quarterly revenue results;

•	risks related to our presence in emerging markets;

•	changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•	the impact of global macroeconomic conditions; and

•	the effect on our business resulting from our separation from Eli Lilly and Company (Lilly), including the various costs associated with transition to a standalone entity, including the ability to stand up our enterprise resource planning (ERP) system and other information technology systems.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted EPS excluding share issuances, adjusted gross profit, adjusted gross margin and metrics excluding the impact of foreign exchange rates to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$889.6	$771.3	$2,133.6	$2,284.0
Costs, expenses, and other:
Cost of sales	441.8	360.4	1,070.4	1,060.2
Research and development	88.1	69.9	214.3	202.8
Marketing, selling, and administrative	277.7	192.3	622.5	574.3
Amortization of intangible assets	95.6	50.7	196.2	149.0
Asset impairment, restructuring, and other special charges	262.2	77.2	456.4	133.9
Interest expense, net of capitalized interest	48.1	18.7	89.4	60.2
Other–net (income) expense	(114.9)	14.6	(161.7)	21.1
Income (loss) before income taxes	$(209.0)	$(12.5)	$(353.9)	$82.5
Income taxes	(74.0)	(22.5)	(116.6)	5.1
Net income (loss)	$(135.0)	$10.0	$(237.3)	$77.4
Earnings (loss) per share:
Basic	$(0.29)	$0.03	$(0.56)	$0.21
Diluted	$(0.29)	$0.03	$(0.56)	$0.21
Weighted average shares outstanding:
Basic	462.4	371.6	426.5	367.7
Diluted	462.4	373.2	426.5	368.7

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Gross Profit as Total Revenue less Adjusted Cost of Sales and Adjusted Gross Margin as Adjusted Gross Profit divided by Total Revenue.

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended September 30, 2020 and 2019.

The following is a reconciliation of GAAP Reported for the three months ended September 30, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$441.8	$34.7	$407.1	$360.4	$0.2	$360.2
Amortization of intangible assets	$95.6	$95.6	$—	$50.7	$50.7	$—
Asset impairment, restructuring and other special charges (3) (4)	$262.2	$262.2	$—	$77.2	$77.2	$—
Interest expense, net of capitalized interest (5)	$48.1	$2.1	$46.0	$18.7	$—	$18.7
Other-net (income) expense (6) (7)	$(114.9)	$(118.8)	$3.9	$14.6	$8.0	$6.6
Income (loss) before taxes	$(209.0)	$275.8	$66.8	$(12.5)	$136.1	$123.6
Provision for taxes (8)	$(74.0)	$(80.5)	$6.5	$(22.5)	$(34.4)	$11.9
Net income (loss)	$(135.0)	$195.3	$60.3	$10.0	$101.7	$111.7
Earnings (loss) per share:
basic	$(0.29)	$0.42	$0.13	$0.03	$0.27	$0.30
diluted	$(0.29)	$0.42	$0.13	$0.03	$0.27	$0.30
Adjusted weighted average shares outstanding:
basic	462.4	462.4	462.4	371.6	371.6	371.6
diluted (9)	462.4	463.1	463.1	373.2	373.2	373.2

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2020 and 2019 include the following:

(1)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($33.2 million) and charges associated with the write-off of marketing inventory recorded from the acquisition of Bayer Animal Health ($1.5 million).

(2)	2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million), partially offset by favorable inventory adjustments for the suspension of commercial activities of Imrestor® ($0.4 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($131.1 million), severance ($130.2 million), and asset write-downs ($1.3 million), partially offset by adjustments to previous write-downs of assets held for sale ($0.4 million).

(4)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($46.1 million), facility exit costs and asset impairments ($20.7 million), and severance ($17.5 million), partially offset by a favorable adjustment from reversals for severance programs ($7.1 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the partial repayment of our existing term loan facility ($2.1 million).

(6)	2020 excludes gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($156.4 million) and a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6.0 million), partially offset by a loss recorded in relation to the divestiture of products ($7.3 million) and debt issuance costs ($36.3 million).

(7)	2019 excludes charges resulting from an increase in the Aratana contingent consideration ($7.5 million) and impairment of intangible assets as a result of the Prevtec acquisition ($0.5 million).

(8)	2020 and 2019 represent the income tax expense associated with the adjusted items.

(9)	During the three months ended September 30, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 0.7 million of common stock equivalents.

	Q3 2020	Q3 2019
As Reported EPS	$(0.29)	$0.03
Cost of sales	0.08	0.00
Amortization of intangible assets	0.21	0.14
Asset impairment, restructuring and other special charges	0.57	0.21
Other-net (income) expense	(0.26)	0.02
Interest expense, net of capitalized interest	0.00	—
Subtotal	0.59	0.37
Tax Impact of Adjustments	(0.17)	(0.09)
Total Adjustments to EPS	$0.42	$0.28

Adjusted EPS (1)	$0.13	$0.30

Numbers may not add due to rounding.

(1) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$1,070.4	$39.0	$1,031.4	$1,060.2	$0.8	$1,059.4
Amortization of intangible assets	$196.2	$196.2	$—	$149.0	$149.0	$—
Asset impairment, restructuring and other special charges (3) (4)	$456.4	$456.4	$—	$133.9	$133.9	$—
Interest expense, net of capitalized interest (5)	$89.4	$2.9	$86.5	$60.2	$—	$60.2
Other-net (income) expense (6) (7)	$(161.7)	$(166.4)	$4.7	$21.1	$8.0	$13.1
Income (loss) before taxes	$(353.9)	$528.1	$174.2	$82.5	$291.7	$374.2
Provision for taxes (8)	$(116.6)	$(140.7)	$24.1	$5.1	$(62.9)	$68.0
Net income (loss)	$(237.3)	$387.4	$150.1	$77.4	$228.8	$306.2
Earnings (loss) per share:
basic	$(0.56)	$0.91	$0.35	$0.21	$0.62	$0.83
diluted	$(0.56)	$0.91	$0.35	$0.21	$0.62	$0.83
Adjusted weighted average shares outstanding:
basic	426.5	426.5	426.5	367.7	367.7	367.7
diluted (9)	426.5	427.4	427.4	368.7	368.7	368.7

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2020 and 2019 include the following:

(1)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of the animal health business of Bayer ($33.2 million) and charges associated with the write-off of marketing inventory recorded from the acquisition of the animal health business of Bayer ($1.5 million), and a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture ($4.3 million).

(2)	2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million) and inventory adjustments for the suspension of commercial activities of Imrestor ($0.2 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the pending acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($318.5 million), facility exit costs and asset write-downs ($4.2 million), severance ($131.9 million), the settlement of a legal matter ($3.2 million), and the impairment of intangible assets ($3.5 million), partially offset by adjustments to write-downs of assets held for sale ($0.4 million), a favorable adjustment from reversals for severance programs that are no longer active ($0.7 million), and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($3.8 million).

(4)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($100.1 million), facility exit costs and asset impairments ($24.7 million), and severance ($19.5 million), partially offset by a favorable adjustment from reversals for severance programs ($10.4 million).

(5)	2020 excludes the debt extinguishment losses recorded in connection with the repayments of our existing term loan facilities ($2.9 million).

(6)	2020 excludes the gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($156.4 million), a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6.0 million), the gain on our sale of land and buildings in New South Wales, Australia ($45.6 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($2.1 million), partially offset by a loss recorded in relation to the divestiture of products ($7.3 million) and debt issuance costs ($36.3 million).

(7)	2019 excludes expenses resulting from an increase in the Aratana contingent consideration ($7.5 million) and the write-off of marketing authorizations as a result of the acquisition of Prevtec ($0.5 million).

(8)	2020 and 2019 represent the income tax expense associated with the adjusted items.

(9)	During the nine months ended September 30, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 0.9 million of common stock equivalents.

	YTD 2020	YTD 2019
As Reported EPS	$(0.56)	$0.21
Cost of sales	0.09	0.00
Amortization of intangible assets	0.46	0.40
Asset impairments, restructuring and other special charges	1.07	0.36
Other-net (income) expense	(0.39)	0.02
Interest expense, net of capitalized interest	0.01	—
Subtotal	1.24	0.79
Tax Impact of Adjustments	(0.33)	(0.17)
Total Adjustments to EPS	$0.91	$0.62

Adjusted EPS (1)	$0.35	$0.83

Numbers may not add due to rounding.

(1) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP Net Income for the three and nine months ended September 30, 2020 and 2019 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported net income (loss)	$(135.0)	$10.0	$(237.3)	$77.4
Net interest expense	48.1	18.7	89.4	60.2
Income tax expense (benefit)	(74.0)	(22.5)	(116.6)	5.1
Depreciation and amortization	132.2	78.7	294.7	231.1
EBITDA	$(28.7)	$84.9	$30.2	$373.8
Non-GAAP Adjustments:
Cost of sales	$34.7	$0.2	$39.0	$0.8
Asset impairment, restructuring and other special charges	262.2	77.2	456.4	133.9
Accelerated depreciation and amortization(1)	(1.3)	—	(6.6)	—
Other - net, (income) expense	(118.8)	8.0	(166.4)	8.0
Adjusted EBITDA	$148.1	$170.3	$352.6	$516.5
Adjusted EBITDA Margin	16.6%	22.1%	16.5%	22.6%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and nine months ended September 30, 2020. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended September 30,
	2020		2019
Pet Health
Disease Prevention	$297.0	33%	$207.6	27%
Therapeutics	103.3	12%	87.6	11%
Total Pet Health	$400.3	45%	$295.2	38%
Farm Animal
Future Protein & Health	$180.9	20%	$191.5	25%
Ruminants and Swine	292.3	33%	266.2	35%
Total Farm Animal	$473.2	53%	$457.7	59%
Revenue Subtotal	$873.5		$752.9
Contract Manufacturing	$16.1	2%	$18.4	2%
Total Revenue	$889.6	100%	$771.3	100%

Numbers may not add due to rounding.

	Nine Months Ended September 30,
	2020		2019
Pet Health
Disease Prevention	$613.6	29%	$616.9	27%
Therapeutics	247.1	12%	252.4	11%
Total Pet Health	$860.7	40%	$869.3	38%
Farm Animal
Future Protein & Health	$518.8	24%	$534.5	23%
Ruminants and Swine	703.1	33%	811.8	36%
Total Farm Animal	$1,221.9	57%	$1,346.3	59%
Revenue Subtotal	$2,082.6		$2,215.6
Contract Manufacturing	$51.0	2%	$68.4	3%
Total Revenue	$2,133.6	100%	$2,284.0	100%

Numbers may not add due to rounding.